Hudson Pacific Properties, Inc.
Press Release

Hudson Pacific Properties Reports
Second Quarter 2020 Financial Results

Net Income of $0.02 per Diluted Share
FFO of $0.50 per Diluted Share (Excluding Specified Items)
Same-store office cash NOI decreased 3.7%, primarily due to a one-time property tax recovery
Same-store studio cash NOI decreased 26.7% due to COVID-19 production delays
Signed Nearly 110,000 Square Feet of Office Leases
Achieved cash rent growth of 7.5%, or 21.4% excluding short-term extensions
Stabilized and in-service office portfolios 95.1% and 94.0% leased, respectively
Reduced 2020 office expirations to 3.6% of Company's Share of ABR
Formed Joint Venture with Blackstone to Expand Studio Platform
Blackstone to purchase 49% interest in $1.65 billion Hollywood Media Portfolio
Transaction will generate $1.3 billion of additional liquidity upon closing
Total Liquidity of $1.1 Billion
Only one $65 million maturity in Q3 2020, thereafter no maturities until 2022
Continued Strong Rent Collections
Collected 97.3% of Q2 total rents, 99.0% for office and 100.0% for studio properties
Collected 94.8% of July total rents to date, consistent with prior three months
____________
LOS ANGELES (July 29, 2020)—Hudson Pacific Properties, Inc. (the "Company" or "Hudson Pacific") (NYSE: HPP) today announced financial results for the second quarter 2020.

Management Comments & Industry Outlook
Victor Coleman, Hudson Pacific Properties' Chairman and CEO, said:

"Now in our fifth month with some degree of shutdown related to the pandemic, we're adapting swiftly to evolving protocols and guidelines, ensuring our properties stay open, operational and safe for our tenants, employees and service providers. Our rent collections have been exceptional. In the second quarter, we collected 97% of our total rents, including 99% of office and 100% of studio rents, with these trends continuing into July. This is a testament to the long-term nature of our office and now many of our studio leases, and our very high-quality tenancy in both those segments. Our storefront retail tenants, which comprise just under 3% of our total rent, are bearing the brunt of this temporary, but protracted crisis. In recognition of the amenities and services these retailers provide for our tenants and our communities, we’re working closely with them to find viable solutions.
"Our company remains extraordinarily well-positioned, despite various headwinds and continued uncertainty as to the duration of the pandemic and depth of the economic downturn. Our stabilized and in-service office portfolios ended the second quarter at 95.1% and 94.0% leased. Our remaining 2020 office lease expirations equate to just 3.6% of our ABR. Even so, we signed approximately 110,000 square feet of new and renewal office leases in the second quarter, with cash rent growth of 21% aside from short-term

Hudson Pacific Properties, Inc.
Press Release

extensions. Our recently announced joint venture with Blackstone, which we expect to close imminently, further fortifies our already strong balance sheet, reduces our funding requirements for future development, and brings our liquidity to over $1.6 billion, with no maturities until 2022. In short, we’ve optimized financial capacity and flexibility to fund our operations and/or to strategically expand our portfolio as opportunities arise.
"Due to continued uncertainty around potential business disruptions as a result of COVID-19, we’re not reinstating our full-year 2020 FFO guidance, which we initially withdrew on May 5. We'll once again provide further details regarding our business outlook on our earnings call."

Consolidated Financial & Operating Results
For second quarter 2020 compared to second quarter 2019:

•	Net income attributable to common stockholders of $3.7 million, or $0.02 per diluted share, compared to net income of $9.8 million, or $0.06 per diluted share;

•	FFO, excluding specified items, of $76.8 million, or $0.50 per diluted share, compared to $75.5 million, or $0.48 per diluted share;

◦	Specified items in 2020 consisting of transaction-related expenses of $0.2 million, or $0.00 per diluted share, with no specified items in 2019;

◦
Second quarter 2020 FFO, excluding specified items, includes approximately $0.02 per diluted share of reserves against uncollected cash rents and approximately $0.01 per diluted share of charges to revenue related to the write-off of accrued straight-line rent receivables, some or all of which may ultimately be collected;

◦	Second quarter 2020 FFO also reflects approximately $0.01 per diluted share decrease in parking revenue, some or all of which will resume with tenant reintegration;

•	FFO, including specified items, of $76.6 million, or $0.49 per diluted share, compared to $75.5 million, or $0.48 per diluted share;

•	Total revenue increased 1.0% to $198.6 million;

•	Total operating expenses increased 3.5% to $164.0 million; and

•	Interest expense increased 5.2% to $27.9 million.

Office Segment Results
Financial & operating
For second quarter 2020 compared to second quarter 2019:

•	Total revenue increased 2.9% to $184.3 million. Primary factors include:

◦
The commencement of significant leases at EPIC (Netflix, Inc.), Fourth & Traction (Honey Science), and Foothill Research (Google, Inc.), all partially offset by reduced revenue associated with approximately 64,000 square feet at Page Mill Center and all 113,000 square feet at Del Amo being taken off-line for repositioning in first quarter of 2020, and, to a lesser extent, reserves for certain tenants facing financial hardship related to COVID-19;

•
Operating expenses increased 6.1% to $64.6 million, primarily due to the aforementioned lease commencements at EPIC and Fourth & Traction, and a one-time prior year property tax recovery at Rincon Center and 275 Brannan in the second quarter of 2019, all partially offset by lower expenses associated with the aforementioned projects taken off-line in first quarter of 2020; and

•
Net operating income and cash net operating income for the 39 same-store office properties decreased 5.2% and 3.7%, respectively. Note the one-time property tax recovery at Rincon Center and 275 Brannan reduced operating expenses in the second quarter 2019 by approximately $3.

Hudson Pacific Properties, Inc.
Press Release

2 million. Adjusted for this one-time amount, net operating income and cash net operating income would have decreased 2.3% and 0.4%, respectively. The cash net operating income decrease also reflects (does not include) approximately $1.7 million of contractually deferred rents and recoveries. Adjusted for the one-time prior year tax recovery and the deferred rents and recoveries, cash net operating income would have increased 1.5%.
Leasing

•	Stabilized and in-service office portfolios were 95.1% and 94.0% leased, respectively; and

•
Executed 37 new and renewal leases totaling 107,429 square feet with GAAP and cash rent growth of 19.3% and 7.5%, respectively. Note that second quarter 2020 leasing activity includes 51,742 square feet of short-term extensions (i.e. 12 months or less), some in connection with COVID-19 tenant relief, at rates at or around in-place contractual rents, with GAAP and cash rent growth for the balance of the square footage of 17.7% and 21.4%, respectively.

Studio Segment Results
Financial & operating
For second quarter 2020 compared to second quarter 2019:

•	Total revenue decreased 18.8% to $14.3 million. Primary factors include:

◦
A decrease in service and other revenue stemming from shelter-in-place measures disrupting production activities and stage utilization. Note that revenue reclassifications in accordance with ASC 842, Leases ("ASC 842") increased rental revenue, with a corresponding decrease in service and other revenue, in the second quarter 2019. Adjusting for these reclassifications, second quarter 2020 rental revenue would have been modestly higher, with a correspondingly higher decrease in service and other revenue, compared to the second quarter 2019;

•	Total operating expenses decreased 16.6% to $8.0 million, primarily due to the aforementioned slowdown in production activity; and

•	Net operating income and cash net operating income for the three same-store studio properties decreased 21.3% and 26.7%, respectively.
Leasing

•	Trailing 12-month occupancy for the three same-store studio properties was 92.7%.

Balance Sheet
As of the end of the second quarter 2020:

•	$3.0 billion of total unsecured and secured debt and preferred units (net of cash and cash equivalents) resulting in a leverage ratio of 42.9%.

•	Approximately $1.1 billion of total liquidity comprised of:

◦	$45.1 million of unrestricted cash and cash equivalents;

◦	$400.0 million of undrawn capacity under the unsecured revolving credit facility;

◦	$230.0 million of excess capacity on the Sunset Bronson Studios/ICON/CUE revolving facility; and

◦	$380.8 million of undrawn capacity under the construction loan secured by One Westside and 10850 Pico.

•	Investment grade credit rated with 85.6% unsecured and 89.3% fixed-rate debt and weighted average maturity of 5.7 years.

Hudson Pacific Properties, Inc.
Press Release

Capital Transactions
Formed new joint venture to expand studio platform
On June 29, the Company announced that funds affiliated with Blackstone Property Partners will acquire a 49% interest in Hudson Pacific’s Hollywood Media Portfolio, a 2.2 million-square-foot collection of studio and office properties with a gross portfolio valuation of $1.65 billion. Specifically, assets part of the transaction include Sunset Gower, Sunset Bronson and Sunset Las Palmas Studios, as well as 6040 Sunset, ICON, CUE, EPIC and Harlow, along with 1.1 million square feet of development rights associated with Sunset Gower and Sunset Las Palmas Studios. Hudson Pacific will retain a 51% ownership stake and remain responsible for day-to-day operations, leasing and development, and the joint venture will look to partner on studio acquisitions in Los Angeles and other key markets. The transaction is expected to close in the third quarter of this year.
In conjunction with closing the transaction, the joint venture expects to close a $900.0 million mortgage loan secured by the portfolio. This loan will have an initial term of two years from the first payment date, with three one-year extension options, subject to certain requirements. With an initial interest rate of LIBOR plus 2.15% per annum, it is expected to bear interest only payable every month during the term of the loan with principal payable at maturity. The loan is non-recourse, except as to customary non-recourse carveout guaranties from the Company and Blackstone affiliate.
The combined proceeds from the sale of the 49% portfolio interest and the Company’s share of asset-level financing will be approximately $1.27 billion before closing credits, prorations and costs. The Company expects to use approximately $800.0 million to repay all outstanding amounts under its revolving credit facilities and Term Loans B and D, which are due second and fourth quarter 2022, respectively. The remainder will be available for potential future investments and/or share repurchases, and general corporate purposes.

Dividend
Paid common dividend

•	The Company's Board of Directors declared a dividend on its common stock of $0.25 per share, equivalent to an annual rate of $1.00 per share.

COVID-19 Update
Hudson Pacific remains focused on the health and safety of its employee and tenants, as well as on efforts to support the broader community. The Company is closely monitoring and conforming its operations in accordance with policies and guidelines set forth by public health agencies and state and local governments.

All office and studio properties remain open and operational to enable essential business tenants to continue to operate with enhanced cleaning, communications and safety protocols. In May, the Company launched its "4Cs" approach to tenant repopulation in conjunction with the easing of stay-at-home orders across its markets. The program, which the Company developed in consultation with large tenants, local governments, and internal and external subject matter experts, emphasizes proactive communication through multiple channels, seeks to instill confidence in tenants with safety focused cleaning and operating procedures, ensures convenience with an emphasis on efficient access, and encourages cooperation by asking all tenants to do their part.

Similarly, in early June, the Company shifted from a policy encouraging all non-location essential employees to work remotely, and began bringing its employees back to the office with enhanced health and

Hudson Pacific Properties, Inc.
Press Release

safety protocols, and in staggered shifts to provide for adequate physical distancing at any given time.

The Company collected approximately 97.3% of its second quarter combined contractual rents, comprised of approximately 99.0% from office tenants, 100.0% from studio tenants and 48.7% from storefront retail tenants. As of July 27, 2020, the Company has collected 94.8% of its July combined contractual rents, comprised of approximately 96.9% from office tenants, 100.0% from studio tenants and 31.4% from storefront retail tenants. The Company has implemented a rent relief program for the preponderance of the uncollected rents, and the aforementioned collection percentages exclude rents deferred or abated in accordance with COVID-related lease amendments.

Including rents deferred or abated in accordance with COVID-related lease amendments, the Company collected approximately 94.0% of its second quarter combined contractual rents, comprised of approximately 96.0% from office tenants, 93.8% from studio tenants and 44.0% from storefront retail tenants. The Company's July collections as of July 27, 2020 would be approximately 93.4% of its combined contractual rents, comprised of approximately 96.0% from office tenants, 89.5% from studio tenants and 31.0% from storefront retail tenants.

The Company only has two active development projects: Harlow, which is substantially completed with only core and shell close-out work remaining; and One Westside, which is fully funded and pre-leased. Work continues essentially unabated as both projects are located in Los Angeles, where construction is deemed essential. Project completion may still be impacted by COVID-19-related factors outside of the Company's control, including further government restrictions and/or physical distancing requirements.

2020 Outlook
The Company withdrew its previous 2020 earnings guidance on May 5 due to the uncertainty around business disruptions related to the COVID-19 pandemic. Given these uncertainties persist, the Company has not reinstated earnings guidance for the balance of the year.

Supplemental Information
Supplemental financial information regarding Hudson Pacific's second quarter 2020 results may be found on the Investors section of the Company's website at HudsonPacificProperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call
The Company will hold a conference call to discuss second quarter 2020 financial results at 11:00 a.m. PT / 2:00 p.m. ET on July 30, 2020. Please dial (877) 407-0784 to access the call. International callers should dial (201) 689-8560. A live, listen-only webcast can be accessed via the Investors section of the Company's website at HudsonPacificProperties.com, where a replay of the call will be available. A replay will also be available beginning July 30, 2020 at 2:00 p.m. PT / 5:00 p.m. ET, through August 13, 2020 at 8:59 p.m. PT / 11:59 p.m. ET, by dialing (844) 512-2921 and entering the passcode 13706417. International callers should dial (412) 317-6671 and enter the same passcode.

About Hudson Pacific
Hudson Pacific is a real estate investment trust with a portfolio of office and studio properties totaling nearly 19 million square feet, including land for development. Focused on premier West Coast epicenters of innovation, media and technology, its anchor tenants include Fortune 500 and leading growth companies such as Netflix, Google, Square, Uber, NFL Enterprises and more. Hudson Pacific is publicly traded on the

Hudson Pacific Properties, Inc.
Press Release

NYSE under the symbol HPP, and listed as a component of the S&P MidCap 400 Index. For more information visit HudsonPacificProperties.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events, or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company's control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor Contact
Laura Campbell
Senior Vice President, Investor Relations and Marketing
(310) 622-1702
lcampbell@hudsonppi.com

Media Contact
Laura Murray
Director, Communications
(310) 622-1781
lmurray@hudsonppi.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc.
Press Release

Consolidated Balance Sheets
In thousands, except share data

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Investment in real estate, at cost	$7,438,797	$7,269,128
Accumulated depreciation and amortization	(986,022)	(898,279)
Investment in real estate, net	6,452,775	6,370,849
Cash and cash equivalents	45,052	46,224
Restricted cash	11,819	12,034
Accounts receivable, net	14,251	13,007
Straight-line rent receivables, net	221,464	195,328
Deferred leasing costs and lease intangible assets, net	265,550	285,448
U.S. Government securities	137,940	140,749
Operating lease right-of-use asset	267,226	269,029
Prepaid expenses and other assets, net	127,946	68,974
Investment in unconsolidated real estate entity	62,685	64,926
TOTAL ASSETS	$7,606,708	$7,466,568

LIABILITIES AND EQUITY
Liabilities
Unsecured and secured debt, net	$2,973,367	$2,817,910
In-substance defeased debt	133,387	135,030
Joint venture partner debt	66,136	66,136
Accounts payable, accrued liabilities and other	322,799	212,673
Operating lease liability	271,629	272,701
Lease intangible liabilities, net	26,111	31,493
Security deposits and prepaid rent	75,433	86,188
Total liabilities	3,868,862	3,622,131

Redeemable preferred units of the operating partnership	9,815	9,815
Redeemable non-controlling interest in consolidated real estate entities	126,400	125,260

Equity
Hudson Pacific Properties, Inc. stockholders' equity:
Common stock, $0.01 par value, 490,000,000 authorized, 153,319,333 shares and 154,691,052 shares outstanding at June 30, 2020 and December 31, 2019, respectively	1,534	1,546
Additional paid-in capital	3,317,192	3,415,808
Accumulated other comprehensive loss	(15,888)	(561)
Total Hudson Pacific Properties, Inc. stockholders' equity	3,302,838	3,416,793
Non-controlling interest—members in consolidated entities	270,026	269,487
Non-controlling interest—units in the operating partnership	28,767	23,082
Total equity	3,601,631	3,709,362
TOTAL LIABILITIES AND EQUITY	$7,606,708	$7,466,568

Hudson Pacific Properties, Inc.
Press Release

Consolidated Statements of Operations
In thousands, except share data

	Three Months Ended June 30,				Six Months Ended June 30,

	2020		2019		2020	2019
REVENUES
Office
Rental	$180,654		$172,256		$361,767	$342,453
Service and other revenues	3,654		6,791		8,968	12,452
Total office revenues	184,308		179,047		370,735	354,905
Studio
Rental	12,128		14,521		25,043	26,915
Service and other revenues	2,174		3,088		9,059	12,225
Total studio revenues	14,302		17,609		34,102	39,140
Total revenues	198,610		196,656		404,837	394,045
OPERATING EXPENSES
Office operating expenses	64,611		60,896		128,471	121,711
Studio operating expenses	7,951		9,539		18,601	20,648
General and administrative	17,897		18,344		36,515	36,438
Depreciation and amortization	73,516		69,606		147,279	138,111
Total operating expenses	163,975		158,385		330,866	316,908
OTHER (EXPENSE) INCOME
Income (loss) from unconsolidated real estate entity	410		(85)		174	(85)
Fee income	556		—		1,166	—
Interest expense	(27,930)		(26,552)		(54,347)	(50,902)
Interest income	1,048		1,008		2,073	2,032
Transaction-related expenses	(157)		—		(259)	(128)
Unrealized loss on non-real estate investment	(2,267)		—		(2,848)	—
Impairment loss	—		—		—	(52,201)
Other income	716		181		1,030	75
Total other expense	(27,624)		(25,448)		(53,011)	(101,209)
Net income (loss)	7,011	—	12,823	—	20,960	(24,072)
Net income attributable to preferred units	(153)		(153)		(306)	(306)
Net income attributable to participating securities	(10)		(48)		(39)	(356)
Net income attributable to non-controlling interest in consolidated real estate entities	(3,890)		(3,317)		(7,407)	(6,138)
Net loss attributable to redeemable non-controlling interest in consolidated real estate entities	770		558		1,403	1,158
Net (income) loss attributable to non-controlling interest in the operating partnership	(37)		(77)		(143)	108
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$3,691		$9,786		$14,468	$(29,606)

BASIC AND DILUTED PER SHARE AMOUNTS
Net income (loss) attributable to common stockholders—basic	$0.02		$0.06		$0.09	$(0.19)
Net income (loss) attributable to common stockholders—diluted	$0.02		$0.06		$0.09	$(0.19)
Weighted average shares of common stock outstanding—basic	153,306,976		154,384,586		153,869,789	154,390,340
Weighted average shares of common stock outstanding—diluted	155,621,513		154,687,261		156,515,326	154,390,340

Hudson Pacific Properties, Inc.
Press Release

Funds From Operations
Unaudited, in thousands, except per share data

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
RECONCILIATION OF NET INCOME (LOSS) TO FUNDS FROM OPERATIONS (“FFO”)(1):
Net income (loss)	$7,011	$12,823	$20,960	$(24,072)
Adjustments:
Depreciation and amortization—Consolidated	73,516	69,606	147,279	138,111
Depreciation and amortization—Corporate-related	(574)	(530)	(1,139)	(1,053)
Depreciation and amortization—Company's share from unconsolidated real estate entity	1,355	563	2,736	563
Impairment loss	—	—	—	52,201
Unrealized loss on non-real estate investment(2)	2,267	—	2,848	—
FFO attributable to non-controlling interests	(6,801)	(6,831)	(13,894)	(13,569)
FFO attributable to preferred units	(153)	(153)	(306)	(306)
FFO to common stockholders and unitholders	76,621	75,478	158,484	151,875
Specified items impacting FFO:
Transaction-related expenses	157	—	259	128
One-time straight line rent reserve	—	—	2,620	—
One-time debt extinguishment cost	—	—	—	143
FFO (excluding specified items) to common stockholders and unitholders	$76,778	$75,478	$161,363	$152,146

Weighted average common stock/units outstanding—diluted	155,013	156,175	155,908	156,091
FFO per common stock/unit—diluted	$0.49	$0.48	$1.02	$0.97
FFO (excluding specified items) per common stock/unit—diluted	$0.50	$0.48	$1.03	$0.97

1.
Hudson Pacific calculates FFO in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). The White Paper defines FFO as net income or loss calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), adjusting for consolidated and unconsolidated joint ventures. The calculation of FFO includes amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets. Hudson Pacific believes that FFO is a useful supplemental measure of its operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of the Company's activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, the Company's FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, Hudson Pacific believes that FFO along with the required GAAP presentations provides a more complete measurement of the Company's performance relative to its competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide. Hudson Pacific uses FFO per share to calculate annual cash bonuses for certain employees.

However, FFO should not be viewed as an alternative measure of Hudson Pacific's operating performance because it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of the Company's properties, which are significant economic costs and could materially impact the Company's results from operations.

2. Hudson Pacific recognized a $0.6 million and $2.3 million unrealized loss on a unconsolidated non-real estate investment accounted for using the cost method approach during the first and second quarter 2020, respectively. In December 2018, NAREIT issued a FFO White Paper providing an option to include these mark-to-market adjustments in our calculation of FFO. During fourth quarter 2018, Hudson Pacific elected this option retroactively.

Hudson Pacific Properties, Inc.
Press Release

Net Operating Income
Unaudited, in thousands

	Three Months Ended June 30,
	2020	2019
RECONCILIATION OF NET INCOME TO NET OPERATING INCOME (“NOI”)(1):
Net income	$7,011	$12,823
Adjustments:
(Income) loss from unconsolidated real estate entity	(410)	85
Fee income	(556)	—
Interest expense	27,930	26,552
Interest income	(1,048)	(1,008)
Transaction-related expenses	157	—
Unrealized loss on non-real estate investment	2,267	—
Other income	(716)	(181)
General and administrative	17,897	18,344
Depreciation and amortization	73,516	69,606
NOI	$126,048	$126,221

NET OPERATING INCOME BREAKDOWN
Same-store office cash revenues	146,934	146,300
Straight-line rent	7,513	9,052
Amortization of above-market and below-market leases, net	2,279	2,729
Amortization of lease incentive costs	(466)	(407)
Same-store office revenues	156,260	157,674

Same-store studios cash revenues	13,637	17,299
Straight-line rent	674	319
Amortization of lease incentive costs	(9)	(9)
Same-store studio revenues	14,302	17,609

Same-store revenues	170,562	175,283

Same-store office cash expenses	52,576	48,348
Straight-line rent	366	366
Amortization of above-market and below-market ground leases, net	586	586
Same-store office expenses	53,528	49,300

Same-store studio cash expenses	7,951	9,539
Same-store studio expenses	7,951	9,539

Same-store expenses	61,479	58,839

Same-store net operating income	109,083	116,444
Non-same-store net operating income	16,965	9,777
NET OPERATING INCOME	$126,048	$126,221

SAME-STORE OFFICE NOI DECREASE	(5.2)%
SAME-STORE OFFICE CASH NOI DECREASE	(3.7)%
SAME-STORE STUDIO NOI DECREASE	(21.3)%
SAME-STORE STUDIO CASH NOI DECREASE	(26.7)%

Hudson Pacific Properties, Inc.
Press Release

1.
Hudson Pacific evaluates performance based upon property NOI from continuing operations. NOI is not a measure of operating results or cash flows from operating activities or cash flows as measured by GAAP and should not be considered an alternative to income from continuing operations, as an indication of the Company's performance, or as an alternative to cash flows as a measure of liquidity, or the Company's ability to make distributions. All companies may not calculate NOI in the same manner. Hudson Pacific considers NOI to be a useful performance measure to investors and management because when compared across periods, NOI reflects the revenues and expenses directly associated with owning and operating the Company's properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective not immediately apparent from income from continuing operations. Hudson Pacific calculates NOI as net income (loss) excluding corporate general and administrative expenses, depreciation and amortization, impairments, gains/losses on sales of real estate, interest expense, transaction-related expenses and other non-operating items. Hudson Pacific defines NOI as operating revenues (including rental revenues, other property-related revenue, tenant recoveries and other operating revenues), less property-level operating expenses (which includes external management fees, if any, and property-level general and administrative expenses). NOI on a cash basis is NOI adjusted to exclude the effect of straight-line rent and other non-cash adjustments required by GAAP. Hudson Pacific believes NOI on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent and other non-cash adjustments to revenue and expenses.